FOR IMMEDIATE RELEASE                                               Exhibit 99.1

Contact:
Scott D. Kantor
Vice President, Finance
LeCroy Corporation
Tel:  845-425-2000

            LECROY FILES REGISTRATION STATEMENT FOR FOLLOW-ON PUBLIC
                            OFFERING OF COMMON STOCK


CHESTNUT RIDGE, NY, February 9, 2004 - LeCroy Corporation (NASDAQ: LCRY), a leading worldwide provider of oscilloscopes and related test and measurement equipment, today announced that it has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission relating to a proposed underwritten follow-on public offering of shares of its common stock. Underwriters include SG Cowen as the Sole Book-Runner, Needham & Company, Inc. as the Co-Lead Manager and Thomas Weisel Partners LLC. The Company intends to use the net proceeds that it would receive from its portion of the offering to pay off debt, and for general corporate and working capital purposes, including potential acquisitions.

The Company currently plans for the offering to consist of approximately 1,500,000 newly issued shares to be offered by the Company and approximately 1,325,000 shares to be offered by selling stockholders. In addition, the Company and certain of the selling stockholders plan to grant the underwriters an option to purchase up to an additional fifteen percent of the shares of common stock included in the offering to cover over-allotments, if any. The underwriters of the offering have a 30-day option to purchase these additional shares.

A preliminary prospectus supplement has been filed with the Securities and Exchange Commission and will be available on the SEC's website at www.sec.gov. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities.

Printed copies of the preliminary prospectus, when available, may be obtained from SG Cowen Securities Corp., 1221 Avenue of the Americas, 14th Floor, New York, NY 10020.



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